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                                                                    Exhibit 10.1


                                   PFIZER INC
                                   235 EAST 42ND STREET
                                   NEW YORK, NY 10017-5755

[PFIZER LOGO]

                                           July 13,2002



Dear Mr. Hassan:

      This letter sets forth the agreement ("Agreement") governing your employment by Pfizer Inc (the "Company"). This Agreement shall become effective at the "Effective Time", which shall be immediately following the closing of the transaction contemplated by the Merger Agreement by and between Pfizer Inc and Pharmacia Corporation, provided you are still employed by Pharmacia Corporation immediately prior to the Effective Time.

      The Company acknowledges that your Pharmacia Corporation stock options which will be converted into options to purchase Company common stock at the Effective Time shall be fully vested and remain exercisable for the balance of the respective original terms of the stock options, i.e., the maximum permitted under the applicable Pharmacia Corporation stock option plans. The Company recognizes that immediately upon the Effective Time you may resign for "Good Reason" (as that term is defined in your employment letter dated November 15, 1999 with Pharmacia Corporation (together with the November 15, 1999 pension letter from Frank C. Carlucci to you, and the Pharmacia Corporation Board of Directors Resolutions regarding compensation plans and arrangements dated June 18, 2002, the "Employment Letter")) under your Employment Letter. Accordingly, the Company will pay compensation and benefits to you under the Employment Letter (including, without limitation, the severance benefits and the lump sum value of your retirement benefits) on the same terms and conditions as if you had resigned for Good Reason at the Effective Time; provided, however, that your severance compensation, provided in paragraph 7(i) of the Employment Letter, will be held for you and paid to you at the end of the Active Employment Term, as defined below. Thus, your Employment Letter will not govern your employment relationship with the Company, and you shall not otherwise be entitled to any severance from Pharmacia Corporation.

      In consideration of the agreements hereinafter contained, you and the Company agree as follows:

I.    TERM AND POSITION

      a. Active Employment Term; Position: The Active Employment Term shall be the period of time commencing at the Effective Time and ending on the earlier of
1) the first anniversary of the Effective Time, or 2) the occurrence of an event described in Clause II.e or Article III hereof; provided, however, that the Active Employment Term may be extended until the second anniversary of the Effective Time at the discretion of the Company. During the
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Active Employment Term, the Company shall employ you and you shall serve as Vice
Chairman of the Company with duties and responsibilities consistent with your position as directed by the Company's Chairman and Chief Executive Officer ("CEO"), and you shall be a member of the Company's Board of Directors. In the capacity of Vice Chairman, you shall report to the Company's Chairman and CEO. You shall devote substantially all of your business time to the performance of such duties. Your regular place of business shall be in Morris Plains, New Jersey, and you shall be paid from the Company's New Jersey payroll, but you shall also have an office and be available for attendance at the Company's corporate headquarters as required.

      b. Consulting Term: After the first anniversary of the Effective Time (or the second anniversary of the Effective Time if the Company extends the Active Employment Term), the Consulting Term shall commence, and you shall be a consultant until the earlier of 1) the fifth anniversary of the commencement of the Consulting Term, or 2) the occurrence of an event described in Clause II.e or Article III hereof. In such capacity as a consultant, you shall perform such services at such times and in such places as may reasonably be directed by the Company's Chairman and CEO and/or the Board of Directors; provided, however, that you will not be required to perform more than 40 hours of consulting services in any one month. Your reasonably incurred expenses in performing your services shall be reimbursed by the Company in the same manner and to the same extent as are the expenses of the Company's senior executive employees.

      c. Boards of Directors: Subject to your ability to properly perform your duties to the Company, during the Active Employment Term and during the Consulting Term, there shall be no limitation on the number of outside boards of directors of which you are a member; provided that you have agreed to obtain the consent of the Company's Chairman before accepting an appointment to a new board of directors.

      d. Resignations: Upon the earlier of 1) your becoming a consultant pursuant to Clause I.b., or 2) the expiration of the Active Employment Term, you shall submit to the Secretary of the Company your resignations as an officer of the Company and all positions with affiliated companies, effective as of the date of the earlier of such events specified in this Clause I.d.

      e. Noncompetition; Nonsolicitation: During the Active Employment Term and for one year thereafter (or two years thereafter if you continue to be a Vice Chairman on the second anniversary of the Effective Time) and during the Consulting Term, you agree that you shall not, without the prior written consent of the Company, 1) own more than 5% of, accept employment with, serve as a director, consultant, agent or representative of, or lend your name or assistance to any venture, enterprise, company, business or endeavor which is in competition with the Company or its affiliated companies in fields in which the Company and its affiliated companies have annual sales of more than ten million dollars ($10,000,000) (a "Competitor"), or 2) solicit or encourage any employees of the Company to leave employment with the Company; provided, however, if you have not commenced your duties and responsibilities as Vice Chairman, there will be no noncompetition restriction.
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II.   BASE SALARY AND OTHER COMPENSATION

      a. Base Salary: During the Active Employment Term, you shall be paid a base salary at a rate of One Million Five Hundred Thousand Dollars ($1,500,000) per year ("Base Salary"), payable in conformity with the Company's regular payroll policies, practices and procedures. In no event shall your Base Salary be reduced.

      b. Annual Bonus: During the Active Employment Term, you will participate in the Company's annual incentive plan, with an annual bonus of 125% of your Base Salary.

      c. Equity and Long-Term Incentive Programs: During the Active Employment Term, you shall receive an annual equity award in the first year of 900,000 options to purchase Pfizer Inc common stock. Such options shall vest in accordance with the standard vesting schedule under the Company's stock option plan; provided that they shall become fully vested at the end of the Active Employment Term and shall remain exercisable for the duration of their l0-year term. Notwithstanding anything else contained herein, you will not be eligible to participate in the Performance Contingent Share Award Plan or any other stock incentive compensation plan or program.

      d. Consulting Fee: During the Consulting Term, you shall be paid a consulting fee of Eight Hundred Fifty Thousand Dollars ($850,000) per year, payable in accordance with the Company's regular payroll policies, practices and procedures; provided, however, that if the Company does not elect to continue the Active Employment Term beyond the first anniversary of the Effective Time, the Consulting Fee for the first year of the Consulting Term shall be One Million Five Hundred Thousand Dollars ($1,500,000). In no event shall your Consulting Fee be reduced below Eight Hundred Fifty Thousand Dollars ($850,000).

      e. Severance Upon Termination without Cause or for Good Reason: In the event that the Company terminates your employment during, or at the end of, the Active Employment Term without Cause (except for your becoming a consultant in accordance with the terms of this Agreement) or you terminate employment for Good Reason, the Company will pay you in a lump sum promptly following such termination an amount equal to the sum of 1) your Base Salary for the remainder of the originally scheduled Active Employment Term (unaffected by its early termination), and 2) five years of your Consulting Fee; provided that if such termination occurs on or prior to the first anniversary of the Effective Time, the amount of the Consulting Fee attributable to the period between the first and second anniversaries of the Effective Time shall be One Million Five Hundred Thousand ($1,500,000). In the event that the Company terminates the consulting arrangement during the Consulting Term without Cause or you terminate the consulting arrangement for Good Reason, the Company will pay you in a lump sum promptly following such termination the balance of your Consulting Fees for the remainder of the originally scheduled Consulting Term (unaffected by its early termination). For purposes of this Agreement, the term "Cause" means (i) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied in a reasonable period of time after receipt of written notice from the Company's CEO
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specifying such breach, or (ii) your conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board of Directors of the Company. Furthermore, no termination by the Company for Cause shall become effective without your being given a written explanation of the basis for the termination and a hearing before the Board. For purposes of this Agreement, the term "Good Reason" means that, without your consent, (a) your rate of annual Base Salary or the target amount of your annual incentive bonus are reduced, (b) your rate of annual Consulting Fee is reduced,
(c) there is a change in reporting so that you no longer report to the Company's CEO, (d) the assignment to you of duties which are materially inconsistent with your duties or materially impair your ability to function as a Vice Chairman of the Company (applicable only during the Active Employment Term), (e) the Company fails to nominate you for election (or reelection) to the Board of Directors (applicable only during the Active Employment Term), (t) the relocation of your regular place of business outside of New Jersey, or (g) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the company within 15 days after a merger, consolidation, sale or similar transaction.

III.  OTHER TERMINATIONS

      a. Disability: If you should, in the reasonable judgment of the Board of Directors of the Company, come under such disability as would prevent you from performing substantially all of your major duties under this Agreement, and if such disability should be present for a total of six months out of any twelve-month period commencing with the start of such disability, the Company may terminate your employment by notice in writing to you. Upon such termination, you shall receive the benefits to which you are entitled under the short-term and long-term disability plans applicable to the CEO and the Vice Chairman of the Company (collectively, the "Comparable Executives").

      b. The Death: Company's obligations hereunder shall terminate in the event of your death, except that your beneficiaries or estate shall be entitled to life insurance and other death benefits provided for under the various plans and perquisite programs applicable to the Comparable Executives.

      c. Cause: If the Company terminates you for Cause either during the Active Employment Term during the Consulting Term, the Company's obligations under this Agreement shall terminate as of the date of such termination.

      d. Resignation: If you resign from the Company without Good Reason either during the Active Employment Term or during the Consulting Term, the Company's obligations under this Agreement shall terminate as of the date of such resignation.

IV.   OTHER BENEFITS

      a. General Benefits: During the Active Employment Term (but not during the Consulting Term), you will be eligible to participate in any plans or benefits now in effect or hereafter adopted or amended by Pharmacia Corporation (including, but not limited to, the following plans: accidental death and dismemberment, medical (including retiree medical),
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dental, group life insurance, short and long term disability, accidental death and dismemberment, business travel accident, retirement and supplemental pension, and 401(k) and profit sharing), or if such plans or benefits have been harmonized with the Company's programs, then in such plans or benefits as are applicable to the Comparable Executives. You shall be credited with all years of service with Pharmacia Corporation and with PNU for purposes of determining your level of benefits under the Company's benefit plans.

      b. Perquisites: During the Active Employment Term and the Consulting Term, you will be eligible to participate in executive perquisite programs on the same basis as do the Comparable Executives (including, but not limited to, executive medical, personal expense reimbursement, subscriptions, computer, fax, home phone, Lexis/Nexis and Bloomberg access, tax and financial planning). For security reasons, you and your family shall also be entitled to a company provided home security system, the use of a chauffeured car (with a chauffeur of your own choosing) at any time prior to the second anniversary of the Effective Time.

      c. Office/Secretarial Support: During the Active Employment Term and the Consulting Term, you shall be entitled to an appropriate executive office and a secretary of your own choosing.

      d. Corporate Aircraft: Subject to availability during the Active Employment Term and the Consulting Term, you may utilize the Company's corporate aircraft for all Company business travel and for up to 70 hours of personal travel per year, with priority rules for access to the aircraft similar to the access afforded to the previous CEO of the Company.

      e. Excise Tax Gross-Up: In the event that any payment or benefit provided to you under this Agreement is determined to be a Parachute Payment, as defined under Section 280G(b)(2) of the Internal Revenue Code, you shall be fully grossed-up by the Company.

      f. Attorneys Fees: The Company shall pay reasonable legal and other professional fees and expenses incurred by you in connection with the preparation and negotiation of this Agreement.

V.    GENERAL PROVISIONS

      a. Assignments: This Agreement shall inure to the benefit of and be binding on the Company, its corporate successors and assigns. This Agreement is personal to you and may not be assigned or encumbered. This Agreement shall be binding on you, your heirs, legal representatives, executors and administrators.

      b. Corporate Policies: You specifically agree to be bound by and to observe all of the applicable policies of the Company during the Active Employment Term and during the Consulting Term to the extent that such policies do not conflict with the terms and provisions of this Agreement.

      c. Indemnification: To the fullest extent permitted by applicable law, the Company will, during and after termination of your employment, indemnify you (including providing
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advancement of reasonable expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made, or threatened to be made, a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, you will be covered under any directors and officers' liability insurance policy for your acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

      d. Arbitration: Any disputes arising under or in connection with this Agreement shall, unless other arrangements are agreed upon in writing by you and the Company, be resolved by binding arbitration to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear his or its own costs of the arbitration or litigation, including (but not by way of limitation) his or its attorneys' fees.

      e. Notices: All notices, requests or demands to be given by either party to the other, under the provisions of this Agreement, shall be delivered or mailed by Registered or Certified letter, or sent by nationally recognized courier service, if to the Company, addressed to: General Counsel, Pfizer Inc, 235 East 42nd Street, New York, New York, 10017, and if to you, to the address given on the first page of this Agreement or to such other address as either party may, from time to time, by written notice, designate as its address for the purposes of this Agreement.

      f. Entire Agreement: The terms and provisions contained in this Agreement constitute the entire agreement between you and the Company relating to your employment by the Company or its affiliated companies and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between you and the Company or its affiliated companies with respect to your employment by the Company or its affiliated companies; and no agreement or understanding varying or extending this Agreement or waiving any right or obligation under this Agreement shall be binding upon either party unless it is in a writing wherein this Agreement is specifically referenced which has been signed by you and by a duly authorized officer or representative of the Company. Notwithstanding anything in the foregoing to the contrary, nothing herein shall terminate your rights under your Letter Agreement relating to your employment with Pharmacia Corporation, including, but not limited to, your rights to Code Sections 280G and 4999 gross-up payments and continued indemnification under that Letter Agreement and Pharmacia Corporation's Excess Parachute Tax Indemnity Plan.

      g. Construction: This Agreement shall be governed by and construed in accordance with the procedural and substantive laws (other than the provisions relating to conflict of laws) of the State of New York.

      h. Severability: If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.
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      i. Withholding: Payments under this Agreement shall be subject to such withholding taxes as may be required by applicable law.

      j. Continuation of Obligations: Notwithstanding the termination of the obligations of one party under this Agreement, the obligations of the other party hereto shall continue, except as expressly provided herein.

      k. Counterparts and Headings: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Agreement.

      If you accept the terms and provisions of this Agreement and agree to be bound thereby, please execute both copies of this Agreement at the place indicated and return one copy to the Company.

                                                        Very truly yours,



                                                        PFIZER INC


                                                  By: /s/ Dr. Henry Mckinnell
                                                      __________________________
                                                      Dr. Henry Mckinnell


Agreed and Accepted this
________day of_________, 2002


   /s/ Fred Hassan
__________________________
       Fred Hassan